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                                                                   EXHIBIT 10.53



                            Dated: September 29, 2000








                     WARNER CHILCOTT PUBLIC LIMITED COMPANY

                                     - and -

                                JAMES G. ANDRESS



            --------------------------------------------------------

                              CONSULTANCY AGREEMENT

            --------------------------------------------------------








                              ASHURST MORRIS CRISP
                                 Broadwalk House
                                 5 Appold Street
                                 London EC2A 2HA

                               Tel: 020 7638 1111
                               Fax: 020 7972 7990





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THIS AGREEMENT is made on September 29, 2000

BETWEEN:

(1)      WARNER CHILCOTT PUBLIC LIMITED COMPANY whose registered office is at
                                                          (the "COMPANY"); and

(2) JAMES G ANDRESS of 1381 North Elm Tree Road, Lake Forest, IL 60045, USA (the "CONSULTANT").

THE PARTIES AGREE AS FOLLOWS:

1.       DEFINITIONS

         In this agreement the following expressions shall unless the context otherwise requires have the following meanings:

         "ASSOCIATED COMPANY" means an associate or joint venture which falls to be treated as such for the purposes of the Financial Reporting Standard No. 9 of the UK Accounting Standards Board;

         "BOARD" means the board of directors from time to time of the Company including any committee of the board duly appointed by it;

         "COMPLETION" means the date that the agreement pursuant to which Galen Holdings plc will exchange all of the outstanding securities of the Company for ordinary shares in Galen Holdings plc pursuant to a scheme of arrangement pursuant to section 201 of the Irish Companies Act is completed;

         "CONSULTANCY FEE" means the amount referred to in and calculated and payable in accordance with clause 4 hereto;

         "GROUP COMPANY" means the Company and any subsidiary and associated company of the Company;

         "RETAINED PERIOD" means the period or periods referred to in schedule 1 hereto;

         "SERVICES" means the services to be provided by the Consultant in a consultancy and advisory capacity for the Group Companies as the Board may reasonably require from time to time more particularly set out in clause 3.1;

         "SEPARATION AGREEMENT" means the Separation Agreement and Mutual Release entered into between Consultant and the Company.

         "SUBSIDIARY" has the meaning given to it in section 736 of the UK Companies Act 1985; and

         "TERMINATION DATE" means the date of termination of this agreement howsoever occasioned.


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2.       TERM OF APPOINTMENT

2.1 The Company shall engage the Consultant to and the Consultant shall provide the Services as hereinafter provided (the "CONSULTANCY").

2.2 The Consultancy shall be deemed to have commenced on Completion and shall continue (subject to termination as provided below) unless and until terminated by either party giving to the other not less than three months' prior notice such notice to expire on or at any time 18 months from Completion (the "EXPECTED TERMINATION DATE").

3.       DUTIES

3.1 During the Consultancy, the Consultant shall use his best endeavours to promote the interests of the Group Companies and in particular, shall (unless prevented by illness or accident) provide the following Services to any Group Company in a proper and efficient manner for the Retained Period: reasonable assistance to the Company and any Group Company on its day-to-day business and use his valuable knowledge regarding the Company's industry and business for the benefit of the Company and any Group Company.

3.2 If the Consultant is unable to provide the Services due to illness or injury or otherwise he shall forthwith notify the Company and, if appropriate, shall provide such evidence of his illness or injury as the Company may reasonably require.

3.3 When the performance of the Services so requires the Company will make available to the Consultant at a suitable location free of any charge office facilities and secretarial assistance of a type appropriate.

3.4 During the Consultancy the Consultant may engage in any other business of professional activities, either on a full-time or part-time basis, so long as such activities, either singly or in the aggregate, do not interfere with the proper performance of his duties and responsibilities to the Company or any Group Company or violate any prior agreement between him and the Company or any Group Company or any other provision of this Agreement.

3.5 The Consultant shall use reasonable endeavours to ensure that the Company can contact him at all times during normal U.S. business hours.

3.6 The Consultant shall have no authority and shall not hold himself out as having authority to bind the Company save insofar as he is specifically authorised to do so by the Company in writing.

3.7 The Consultant shall not have any personal liability for the consequences of any advice or assistance rendered to the Company if he shall have acted honestly and reasonably in all the circumstances of the case and accordingly to that extent he shall be indemnified by the Company against all costs, charges, losses, expenses and liabilities incurred by him in the discharge of the Services PROVIDED that this clause 3.7 shall not absolve the Consultant from any liability arising out of him acting without the prior written authority of the Company.


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4.       FEES

4.1 In consideration of the provision by the Consultant of the Services during the Consultancy the Company shall pay the Consultancy Fee (as set out in this clause) to the Consultant.

4.2 The Consultant shall receive a monthly fee in the sum of $15,277.77 monthly in arrears by credit transfer within 14 days of the end of such month for the duration of the Consultancy. Should the Consultancy terminate by reason of death, injury, disability or ill-health, the Consultant or his executors shall retain all payments received hereunder up to that date (the "DATE OF CESSATION") and a further payment equal to the further payments which would otherwise be due calculated from the Date of Cessation to the Expected Termination Date shall be paid to the Consultant or his executors. Should the Consultancy terminate in any other circumstances, the Consultant shall not, subject to the absolute discretion of the Board, receive the said further payment but shall retain all payments received hereunder up to the Date of Cessation.

4.3 The Company shall be entitled to deduct from the Consultancy Fee (and any other sum due to the Consultant) any sums that the Consultant may owe the Company at any time.

5.       EXPENSES

         The Company shall reimburse the Consultant (within seven days of receipt of an appropriate invoice) all reasonable travelling, hotel and other expenses properly authorised by the Board and wholly, exclusively and necessarily incurred by the Consultant in providing the Services which expenses shall be evidenced in such manner as the Company may specify from time to time and for these purposes it shall be proper for the Consultant to use the same standard of travel and accommodation as authorised from time to time to any executive director of the Company.

6.       NON-COMPETE, NON-SOLICITATION

6.1 The Consultant covenants and agrees that, during the Consultancy and for the following periods after the termination of this Agreement howsoever arising (save with the prior written consent of the Board of the Company which shall not be unreasonably refused or delayed) directly or indirectly, either alone or jointly with or on behalf of any person, firm, company or entity and whether on his own account or as principal, partner, shareholder, director, employee, consultant or in any other capacity whatsoever, the Consultant shall not:

         (i) for 12 months following termination in the Relevant Territory (as defined in Clause 8(b) below) and in competition with the Company or any of the Relevant Group Companies engage, assist or be interested in any undertaking which provides services/products similar to those provided by the Company or any Relevant Group Companies;

         (ii) for 12 months following termination in the Relevant Territory solicit or interfere with or endeavour to entice away from the Company or any of the Relevant Group Companies any person, firm, company or entity who was a customer or potential customer of the Company or any of the Relevant Group Companies;


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         (iii)    for 12 months following termination in the Relevant Territory be concerned with the supply of services/products to any person, firm, company or entity which was a customer or potential customer of the Company or any of the Relevant Group Companies where such services/products are in competition with those services/products supplied by the Company or any of the Relevant Group Companies;

         (iv) for 12 months following termination offer to employ or engage or solicit the employment or engagement of any person who immediately prior to the date of termination was an employee, contractor or director of the Company or any of the Relevant Group Companies (whether or not such person would commit any breach of their contact of employment or engagement by reason of leaving the service of such company);

         (v) represent himself as being in any way connected with or interested in the business of the Company or any of the Relevant Group Companies other than in his capacity as a shareholder of any such company; and

         (vi) provided, however, that the provisions of Section 6.1(i), (ii) and (iii) of this Section 6.1 shall only extend and shall only be applicable to the extent that Consultant, directly or indirectly, as an employee, director, officer, shareholder, partner, or advisor, consultant or otherwise, engages in any commercial activity or participates in any venture of any kind that directly competes with the Company with respect to the development, marketing, testing, manufacture or delivery of women's contraception or estrogen replacement products within the U.S., which are substantially similar to those of the Company, and Consultant shall be free of the restrictions of said Sections 6.1(i), (ii), and (iii) and shall be free at all time to compete with the Company in any manner with respect to any other products or business of the Company.

6.2      For the purposes of Clause 6:

         (i) a "RELEVANT GROUP COMPANY" means the Company and all subsidiary (as defined in clause 1) and associated companies (as defined in clause 1) of the Company for which the Consultant has performed services or in which he has held office and, if applicable, their predecessors in business;

         (ii) "RELEVANT TERRITORY" means the area constituting the market of the Company or any of the Relevant Group Companies for products and services with which the Executive shall have been concerned during the term of his employment with the Company and/or Warner Chilcott, Inc.; and

         (iii) "POTENTIAL CUSTOMER" means any entity, person or otherwise that the Company and any of the Relevant Group Companies has actively solicited business during the 12 month period prior to the Consultant's termination of consultancy.

6.3 Nothing contained in this Clause 6 shall prohibit the Consultant from holding shares or securities of a company any of whose shares or securities are quoted or traded on any recognised investment or stock exchange provided that any such holding shall not exceed three percent of the issued share capital of such a company and is held passively by way of bona fide investment only.


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6.4      If, at the time of enforcement of this clause 6 a court shall hold that the duration, scope or area restrictions stated herein are unreasonable under circumstances then existing, the parties agree that the maximum duration, scope or area reasonable under such circumstances shall be substituted for the stated duration, scope or area and that the court shall be allowed to revise the restrictions contained herein to cover the maximum period, scope and area permitted by law. The Consultant agrees that the restrictions contained in this clause 6 are reasonable.

6.5 In the event of the breach or a threatened breach by the Consultant of any of the provisions of this clause 6, the Company, in addition and supplementary to other rights and remedies existing in its favour, may apply to any court of law or equity of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce or prevent any violations of the provisions hereof (without posting of any bond).

7.       CONFIDENTIALITY

7.1 The Consultant shall not (whether before or after the Termination Date) except in the proper course of providing the Services or as required by law or as authorised by the Company use or communicate to any third party (and shall use his best endeavours to prevent the use or communication of) any trade or business secrets or confidential information of or relating to the Company or any Group Company concerning the business or finances or any dealings transactions or affairs of any Group Company.

7.2 The Consultant shall not make (other than for the benefit of the Company) any record (whether on paper, computer memory, disc or otherwise) relating to any matter within the scope of the business of the Company or any Group Company or their customers and suppliers or concerning any of its or their dealings or affairs or (either during the Consultancy or thereafter) use or permit to be used any such records other than for the benefit of the Company, it being agreed by the parties that all such records (and copies thereof) shall be the property of the Company and shall be handed over to the Chief Executive Officer of the Company by the Consultant on the Termination Date or (at the request of the Board) at any time during the Consultancy.

7.3 The Consultant shall not during the Consultancy either directly or indirectly publish any opinion, fact or material on any matter connected or relating to the business of the Company or any Group Company whether confidential or not without the prior written approval of the Company.

8.       INTELLECTUAL PROPERTY

         The Consultant agrees that any work prepared for the Company which is eligible for United States copyright protection or protection under the Universal Copyright Convention, the Berne Copyright Convention and/or the Buenos Aires Copyright Convention shall be a work made for hire and ownership of all copyrights (including all renewals and extensions) therein shall vest in the Company. If any such work is deemed not to be a work made for hire for any reason, the Consultant hereby grants, transfers and assigns all right, title and interest in such work and all copyrights in such work and all renewals and extensions thereof to the Company, and agrees to provide all assistance reasonably requested by the Company in the establishment, preservation and enforcement of the Company's copyright in such work, such


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         assistance to be provided at the Company's expense but without any additional compensation to the Consultant. The Consultant hereby agrees to and does hereby waive the enforcement of all moral rights with respect to the work developed or produced hereunder, including without limitation any and all rights of identification of authorship and any and all rights of approval, restriction or limitation on use or subsequent modifications.

9.       TERMINATION BY EVENTS OF DEFAULT

         The Company may at any time and without prejudice to any rights or claims it may have against the Consultant terminate the Consultancy by notice and with immediate effect and without any liability to pay any remuneration compensation or damages if at any time the Consultant:

         (i) The Consultant's commission of any fraud, misappropriation or gross and wilful misconduct which causes demonstrable injury to the Company or a subsidiary or other Group Company;

         (ii) An act of dishonesty by the Consultant resulting or intended to result, directly or indirectly, in gain or personal enrichment at the expense of the Company or a subsidiary or other Group Company;

         (iii) Conviction of, or a plea of nolo contendere with respect to a non-vehicular felony or a crime involving moral turpitude;

         (iv) Wilful or repeated failure to follow specific directives of the Board to act or refrain from acting, which directives are consistent with the Consultant's position; and

         (v) Failure lasting at least 30 consecutive calendar days to discharge his duties under this Agreement due to gross negligence;

         any delay by the Company in exercising such right to terminate shall not constitute a waiver thereof.

10.      OBLIGATIONS UPON TERMINATION

         On the Termination Date the Consultant shall:

10.1 ensure that all rights in respect of work done and services rendered and the products thereof prior to the Termination Date shall remain vested absolutely in the Company; and

10.2 deliver to the Board all documents (including, but not limited to, correspondence, lists of clients or customers, plans, drawings, accounts and other documents of whatsoever nature and all copies thereof, whether on paper, computer memory or otherwise) made or compiled or acquired by the Consultant during the Consultancy and concerning the business, finances or affairs of the Company or any Group Company or its or their clients and any other property of any Group Company.


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11.      STATUS

11.1 The Consultant acknowledges that he will be an independent contractor of the Company and that nothing in this agreement shall render him an employee, agent or partner of the Company and he shall not hold himself out as such.

11.2 The Consultant covenants that he will be responsible for and shall pay all U.S. federal, state and local income and self-employment taxes, imposed by reason of his engagement hereunder and the receipt of the Consultancy Fee. The Consultant's covenants under this Section 11.2 shall not affect the provisions of Section 4(h), (i), (j) and (k) of the Employment Agreement between the Consultant and the Company.

12.      NOTICES

         Any notice to be given hereunder shall be in writing. Notices may be given by either party by personal delivery or post or fax addressed to the other party at (in the case of the Company) its registered office for the time being and (in the case of the Consultant) his last known address and any such notice given by letter or fax shall be deemed to have been served at the time at which the letter was delivered personally or transmitted or (if sent by post) would have been delivered in the ordinary course of post.

13.      PREVIOUS CONTRACTS

13.1 Except for the obligations and agreements set forth in the Separation Agreement this agreement is in substitution for any previous arrangement between the Company or any Group Company and the Consultant which shall be deemed to have been terminated by mutual consent as from the commencement of the Consultancy. Nothing contained in this agreement shall in any way limit or diminish any amounts due to, or rights accruing to, Consultant under the Separation Agreement.

13.2 The Consultant hereby warrants and represents of the Company that he will not, in entering into this agreement or carrying out the Services, be in breach of any other obligation binding upon him.

14.      GENERAL

14.1 The provisions of schedules 1 and 2 hereto form part of this agreement which contains the whole of the terms agreed in respect of the Consultant's appointment as from the commencement of the Consultancy and this agreement shall only be capable of being varied by a supplemental agreement or memorandum in writing signed by or on behalf of the parties hereto.

14.2 The headings in this agreement are inserted for convenience only and shall not affect its construction.

14.3 Any reference to a statutory provision shall be construed as a reference to any statutory modification or re-enactment thereof (whether before or after the date hereof) for the time being in force.


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14.4     The schedules form part of and are incorporated into this agreement.

14.5 No modification, variation or amendment of this agreement shall be effective unless such modification, variation or amendment is in writing and has been signed by or on behalf of both parties.

15.      GOVERNING LAW

         Any dispute, controversy, proceedings or claim of whatever nature arising out of or relating to, or breach of, this agreement shall be governed by and this agreement shall be construed in all respects in accordance with the laws of the state of New Jersey in the United States of America.

16.      ASSIGNMENT AND SUB-CONTRACTING

         The Consultant shall not assign or sub-contract any of his rights or duties under this agreement without the consent in writing of the Company.

17.      WAIVER

         No waiver of any right hereunder at any time shall affect either party's right to claim any future entitlement to the same.

IN WITNESS whereof this agreement has been executed as a deed on the date first above written.


Signed as a deed and delivered by         )
JAMES G ANDRESS in the presence of:       )           [JAMES G. ANDRESS] SIGNED
                                          )


Witness name:                                         James H. Ihrke

Witness address:                                      105 S. Waclar Drive
                                                      Chicago, IL. 60606



Signed as a deed by                       )
WARNER CHILCOTT PUBLIC                    )
LIMITED COMPANY acting by a               )
director and its secretary/two directors:



                                            Director [PAUL S. HERENDEEN] SIGNED


                                            Director/Secretary [ROGER
                                            BOISSONEAULT] SIGNED



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                                   SCHEDULE 1
                               THE RETAINED PERIOD

1. Such periods as may be reasonably necessary for the Consultant to devote to the business of the Company or any Group Company to provide the Services provided however that the Consultant may not be required to devote (as aforesaid):

1.1      more than eight hours per day; or

1.2      more than 10 days per month.

2. The actual days to be spent by the Consultant in providing the Services shall (wherever practicable) be agreed between the Company and the Consultant not less than one week in advance of each month of the Consultancy. In default of agreement between the parties as to the days so to be spent the Company shall be entitled to require the Consultant to provide services on such days as the Company may by not less than 14 days' notice specify unless prior to such notice being given the Consultant shall have notified the Company that he shall be unavailable on such dates.

3. If the Consultant is unable to work due to illness or injury on any day upon which it was agreed under paragraph 2 of this schedule that he would provide the Services he shall notify the Chief Executive Officer of the Company as soon as reasonably practicable stating:

3.1      the reason for his unavailability and the anticipated duration; and

3.2      (as soon as he knows) the date on which he is again available for work.



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                                   APPENDIX I
                     SEPARATION AGREEMENT AND MUTUAL RELEASE
                                  JAMES ANDRESS

2(a) Base Salary:  $350,000

2(c) Release and Covenants Lump Sum: $400,000